Exhibit 14.1

Q HOLDINGS, INC.

CODE OF ETHICS AND CONDUCT

As approved by the Board of Directors on September 21, 2012

The Q Holdings, Inc. (the “Company”) Code of Ethics and Conduct provides guidance to all employees, officers and directors of Q Holdings and its subsidiaries while carrying out their employment and business activities within appropriate ethical and legal standards. These obligations govern the conduct of directors, officers and employees of Q Holdings and its subsidiaries, and their relationships with affiliates, agents, subcontractors, independent consultants, third party vendors, clinicians and other persons or independent contractors. At times it may be appropriate to have outside consultants certify compliance with this Code of Ethics and Conduct on a case-by-case basis.

Our Mission

Q Holdings, Inc. is committed to setting the standard of excellence in developing novel products to treat debilitating and often fatal diseases of the central nervous system,while producing the maximum shareholder value possible, and at all times exemplifying the highest standards of ethical and professional conduct.

Product Quality

We are committed to providing high quality, safe and effective pharmaceutical therapeutics, and when approved, supplying those products in an ethical, professional and cost-effective manner. We will not ignore any actual or perceived product-quality issues that threaten to compromise the safety and welfare of our customers, clinicians and their patients.

We recognize the requirement of all clinicians and their patients to receive and use products that are safe and effective.

We operate as efficiently as possible, and we do not compromise high quality and safe products to reduce cost.

Conflicts of Interest

We take all necessary steps to avoid conflicts or the appearance of conflicts between private interests and the official responsibilities of our duties. We have a duty to report actual or perceived conflicts of interest.

We support clinical decision-making based on meeting patients’ needs, not those which are influenced by financial incentives.

We understand our responsibility to commit allegiance to the Company, and acknowledge that the best interests of the corporation and its shareholders must prevail over individual or personal interest.

We do not do business with any firm in which we, our families, or our close business and personal employees have a direct or indirect interest without full disclosure and proper written approval from the Company.

We make no investment in nor engage in any business transaction or interaction with an organization that is a potential competitor, supplier or customer of the Company without disclosure and proper prior written approval from the Company.

We give or accept only those gifts which do not violate the Company’s policies and procedures.

Should a conflict or potential conflict arise, the matter should be promptly reported to the Company’s compliance contact, Attorney Chris Anderson of Ballard Spahr LLP, (contact information set forth below, who shall report such matters to, and seek guidance from, the Audit Committee Chair, and if no Audit Committee exists, than the Chairman of the Board of Directors.

Compliance with Laws and Regulations

We operate in accordance with all applicable laws and regulations in order to maintain the integrity of the Company and its operations. We have a duty to report any actual or perceived violation of applicable laws, regulations or professional standards.

We research, develop and eventually will commercialize, manufacture and market human therapeutics in compliance with all applicable laws, regulations and professional and ethical standards.

We comply with such standards and procedures in particular as are set forth in FDA guidelines.

We do not pursue any business opportunity that requires engagement in illegal activity or that we believe may be in violation of any law, rule, regulation, or the Company policy or procedure.

We are familiar with applicable laws and Company policies and procedures which govern matters pertaining to our respective duties, and we understand that this familiarity is a requirement of our job and a regular part of our performance evaluations.

We take reasonable precautions to guard against falsifications, inaccurate statements or misrepresentations of information in oral and written records and reports.

We ensure that all accounting, reimbursement or financial reporting functions are performed accurately and in conformance with all applicable laws, regulations, the Company policies and procedures and professional standards.

We adhere to sound environmental and safety practices, as well as the proper handling of medical or hazardous waste.

We ensure that our agreements conform with state and federal anti-kickback statutes and that they reflect the actual arrangements between the parties.

We shall report all suspected violations of any Company policy or procedure, or any state or federal regulatory requirements.

Protection of Property

We are committed to protecting the Company’s assets and the property of employees, customers and visitors against loss, theft and misuse. We have a duty to report any actual or perceived misuse, loss or theft of property.

We have an affirmative duty to protect Company assets, and ensure proper use of the property, facilities, equipment and supplies of the Company in the course of its business.

We are responsible for preserving and protecting the confidentiality of Company intellectual property and other proprietary or trade secret information.

We do not use or distribute any such information outside the context of our official duties, according to the Company’s policies and procedures.

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We follow established internal control procedures in handling and recording all funds, and we are responsible and accountable for the proper expenditure of the Company funds.

We dispose of surplus or obsolete property in accordance with the Company’s policies and procedures.

We take all reasonable steps to safeguard the property of employees and visitors that may be located on the Company premises.

Consideration of Human Resources

We are committed to helping all employees achieve their fullest potential in a fair and equitable manner and protecting them from discriminatory behavior. We have a duty to report any actual or perceived mistreatment, discrimination or hostile activity occurring in the work place.

We treat one another with respect, dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee.

We use our time productively on job-related activities during work hours.

We ensure equal employment and advancement opportunities regardless of gender, age, disability, race, creed, religion or national origin.

We do not tolerate sexual harassment, such as sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature which may create a hostile work environment.

We take all reasonable precautions to ensure our safety as well as the safety of visitors and other personnel.

We maintain a drug-free and smoke-free workplace.

We only engage the services of employees who possess the credentials, experience and expertise to meet the requirements of our customers and applicable regulations.

We participate in training and educational programs designed to increase our professional skills and competency, including our understanding of the applicable legal and ethical considerations.

We provide training and educational programs necessary for our employees to achieve the knowledge and skills required to perform their jobs, and we foster an environment where training and educating our personnel is deemed an integral aspect of our corporate duties.

We consider the promotion of and adherence to the Code of Ethics and Conduct as an element in evaluating the performance of our employees.

We take efforts to ensure we do not employ any individuals nor do business with any entities that have been sanctioned by any of the applicable regulatory agencies, or do not comply with this Code of Ethics and Conduct.

Communication

We encourage open, timely and candid communication, as well as collaboration among employees. We have a duty to openly communicate and maintain an environment founded on teamwork.

We take reasonable steps to ensure that all statements, communications and representations made in our business dealings are substantially complete, accurate and in compliance with all applicable laws and regulations.

We treat every customer and clinician with dignity and respect at all times.

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We recognize that customers and clinicians have the right to receive information regarding our investigative products and how to use them safely and effectively.

We conduct our communications activities in accordance with ethical standards, applicable laws, regulatory guidelines and applicable the Company policies and procedures.

We do not seek to diminish our competitors unfairly.

We comply with the Company’s policies and procedures with respect to communication matters, including receipt (at work or at home) of an inquiry, subpoena, search warrant or other government or agency request for information.

We fully cooperate with any duly authorized Company internal investigation, and do not withhold information or documents sought in connection with such investigation.

We encourage employees to communicate any suspected Code of Ethics and Conduct violations without fear of retaliation or retribution or, if reported anonymously, fear of disclosure or breach of their confidentiality, up to the limits of the law.

We are responsible for protecting the confidentiality of employee records and do not use or reveal any such information outside the context of our official duties and the Company’s policies and procedures.

We do not remove, conceal or destroy records or documents that are known to be the subject of or related to any anticipated, threatened or pending litigation or governmental or regulatory investigation.

Improper Conduct

If you have a concern regarding conduct that you suspect does not comply with the Company policies and procedures, or illegal or fraudulent conduct occurring anywhere in the Company, you should immediately report this concern.

The report should be made through your supervisor or manager. Your supervisor or manager is in a good position to listen to you and understand the concerns you have and should be given the opportunity to resolve the issue. Your supervisor or manager also has access to other the Company resources, and is required to assist you in upholding the Code of Ethics and Conduct. However, if you are not comfortable reporting such concern through your supervisor or manager, or you do not receive timely feedback from your supervisor or manager, you should contact the CEO directly.

All concerns or allegations of possible violations of the Code of Ethics and Conduct, policies and procedures, laws, or regulations will be received by the Company management openly and courteously. There will be no direct or indirect retaliation or retribution against anyone who, in good faith, raises such problems or concerns.

Employees who violate the Code of Ethics and Conduct will be subject to Company disciplinary action up to and including termination, in addition to any applicable legal actions.

The Company requires all exempt employees to sign an acknowledgment confirming they have received a copy of the Code of Ethics and Conduct, and understand that compliance with the provisions contained in the Code of Ethics and Conduct are mandatory. New employees will be required to sign such an acknowledgment as a condition of employment.

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Reporting and Compliance

To seek guidance with respect to this Code of Ethics and Conduct or to report a violation anonymously you may contact the Company’s compliance contact Attorney Chris Anderson as provided below. Such compliance contact person will take down the information reported and then, if requested, report such information without identifying the individual who reported such information. Financial matters will be reported to the Audit Committee Chairman if there is one. All other items will be reported to either the CEO or the Chairman of the Board as appropriate.

If an Audit Committee of the Company’s Board of Directors has been established, the Audit Committee shall have the power and authority to monitor compliance with this Code of Ethics and Conduct, investigate potential or alleged violations of this Code of Ethics and Conduct, review conflicts and apparent conflicts of interest, and make recommendations as to changes to, or waivers of, this Code of Ethics and Conduct to the Board of Directors.

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COMPLIANCE CONTACT INFORMATION

P. Christian Anderson, Attorney at Law

Ballard Spahr LLP

One Utah Center, Suite 800
201 South Main Street
Salt Lake City, UT 84111-2221
Telephone: 801.517.6826 (Direct)
andersonc@ballardspahr.com

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